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                                                                    EXHIBIT 99.1


                              7961 SHAFFER PARKWAY
                              SUITE 5
[VISTA GOLD CORP. LOGO]       LITTLETON, COLORADO 80127
                              TELEPHONE (720) 981-1185
                              FAX (720) 981-1186

                                        Trading Symbol: VGZ
                                        Toronto and American Stock Exchanges

-----------------------------------------------------  N E W S  ----------------

VISTA GOLD CORP. ANNOUNCES LETTER OF INTENT TO ACQUIRE NEWMONT PROJECTS

DENVER, COLORADO SEPTEMBER 3, 2002 - Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce that it has signed a non-binding letter of intent to purchase a 100% interest in two Nevada gold projects currently controlled by Newmont Mining Corporation (NYSE & ASX: NEM; TSX: NMC). Completion of the transaction is subject to a due diligence review of the projects by Vista, governmental and regulatory approvals, and negotiation and execution of a definitive purchase agreement, with closing expected in October.

The first project, Maverick Springs, is a Carlin-type deposit containing both gold and silver, located near Elko, Nevada. The second project, Mountain View, is located about 40 miles west of the Corporation's Hycroft mine near Winnemucca, Nevada. Both projects have sufficient drilling completed on them to support a measured and indicated resource calculation, and an independent consultant will be commissioned to prepare a resource report in compliance with National Instrument 43-101.

Under the terms of the letter of intent, the total purchase price for both projects includes Vista assuming all of Newmont's obligations with respect to the properties, including work commitments, and paying Newmont US$1.5 million. Vista would pay Newmont $300,000 in cash and issue $700,000 in Equity Units (defined below), at closing, with pricing based on the weighted average closing price of the Corporation's common shares on the 10 trading days immediately preceding the date of the definitive purchase agreement. On the first anniversary of the closing, the Corporation would issue $500,000 in Equity Units, with pricing based on the weighted average closing price of the Corporation's common shares on the 10 trading days immediately preceding the first anniversary date. Vista Gold equity units (the "Equity Units") will consist of one common share and one warrant to purchase one common share. The warrants in both installments will have a two-year term and will be priced at 125% of the respective Equity Unit valuation. In addition, Newmont, at its option, would retain either a 1 1/2% net smelter returns royalty or the right to acquire 51% of either or both projects, after four years, by paying Vista cash equaling 200% of the expenditures made by Vista on the related property. In the latter event, Newmont would become operator of a joint venture with Vista and both parties would fund the project through to a production decision with Vista's contribution to the joint venture during this period capped at $2.0 million. As part of the transaction, Vista would also agree to complete at least 20,000 feet of drilling at the Maverick Springs project and 4,000 feet of drilling at the Mountain View project, within two years of closing. Vista would also grant Newmont a right of first refusal with respect to subsequent sale of the projects by Vista.

"I am very excited about these acquisitions for several reasons," said Jock McGregor President and CEO, "these are high quality assets as demonstrated by the fact that Newmont insisted on maintaining a "back-in" provision and we look forward to developing them to their full potential. In addition, the nature of our agreement will encourage a long-term working relationship with Newmont which will be facilitated by the fact that we are both Denver-based companies. Finally, I am delighted that Newmont, the world's largest gold producer, has decided to take an equity position in our company and become a Vista Gold shareholder."

Vista Gold Corp. is an international gold mining, development and exploration company based in Littleton, Colorado. Its holdings include the Paredones Amarillos project in Mexico, the Hycroft mine in Nevada and the Amayapampa project in Bolivia.


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The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-KSB, as amended, filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor or Jack Engele at (720) 981-1185, or visit the Vista Gold Corp. website at WWW.VISTAGOLD.COM